Exhibit 107

CALCULATION OF FILING FEE TABLES

SC TO-I/A
(FORM TYPE)

STAR MOUNTAIN LOWER MIDDLE-MARKET CAPITAL CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

TABLE 1: TRANSACTION VALUATION

	Transaction Valuation		Fee rate		Amount of Filing Fee
Fees to Be Paid	$5,084,710.33	(1)		$0.0001531	$778.47	(2)
Fees Previously Paid	$5,067,405.41			$0.0001531	$775.82	(3)
Total Transaction Valuation	$5,084,710.33	(1)	$
Total Fees Due for Filing					$778.47	(2)
Total Fees Previously Paid					$775.82	(3)
Total Fee Offsets					$—
Net Fee Due					$2.65

(1)
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 209,505.988 shares of common stock of Star Mountain Lower Middle-Market Capital Corp. (the “Company”) at a price equal to $24.27 per share, which represented the Company’s net asset value as of September 30, 2024 (“Actual Transaction Valuation”).

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $153.10 per $1,000,000 of the Actual Transaction Valuation.

(3)
An aggregate fee of $775.82 paid with the filing of the Schedule TO-I by the Company (File No. 005-93740) on August 30, 2024 and of the Schedule TO-I/A by the Company (File No. 005-93740) on December 2, 2024.

TABLE 2: FEE OFFSET CLAIMS AND SOURCES

Not applicable.